Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 21, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.057232 per unit, payable on September 17, 2012, to unit holders of record on August 31, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at

http://www.pbt-permianbasintrust.com/.

This month’s distribution decreased from the previous month due to the decreased pricing of both oil and gas. Approximately four workover wells were completed in the month of July with ten workover wells still in progress. This would primarily reflect production for the month of June for oil and the month of May for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. The Trustee continues to evaluate the claim for overpayment.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 33,795 bbls and 73,013 Mcf. The average price for oil was $75.33 per bbl and for gas was $4.30 per Mcf. Capital expenditures were approximately $2,310,558. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	33,795	73,013	$75.33	$4.30	**

Prior Month	37,112	79,729	$86.03	$5.04	**

**	This pricing includes sales of gas liquid products.

.         .         .

Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.877.228.5085